Exhibit 5.1

Opinion of Alston & Bird LLP regarding the legality of

the securities being registered

Exhibit 5.1

ALSTON & BIRD LLP

One Atlantic Center

1201 West Peachtree Street

Atlanta, Georgia 30309-3424

404-881-7000

Fax: 404-881-4777

www.alston.com

June 13, 2003

Paradyne Networks, Inc.

8545 126th Avenue North

Largo, Florida 33773

Re:	Form S-8 Registration Statement—

Paradyne Networks, Inc. Amended and Restated

1996 Equity Incentive Plan

Ladies and Gentlemen:

We have acted as counsel for Paradyne Networks, Inc., a Delaware corporation (the “Company”), in connection with the filing of the above-referenced Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) to register under the Securities Act of 1933, as amended (the “Securities Act”), 2,161,718 shares (the “Shares”) of the Company’s Common Stock, par value $0.001 per share, that may be offered and sold by the Company upon the purchase of shares under the Paradyne Networks, Inc. Amended and Restated 1996 Equity Incentive Plan, as amended (the “Plan”). This opinion letter is rendered pursuant to Item 8 of Form S-8 and Item 601(b)(5) of the Commission’s Regulation S-K.

We have examined the Certificate of Incorporation of the Company, as amended, the Bylaws of the Company, as amended, records of proceedings of the Board of Directors of the Company deemed by us to be relevant to this opinion letter, the Registration Statement and other documents and agreements we deemed necessary for purposes of expressing the opinion set forth herein. We also have made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinion set forth herein.

Bank of America Plaza 101 South Tryon Street, Suite 4000 Charlotte, NC 28280-4000 704-444-1000 Fax: 704-444-1111	90 Park Avenue New York, NY 10016 212-210-9400 Fax: 212-210-9444	3605 Glenwood Avenue Suite 310 Raleigh, NC 27612-4957 919-420-2200 Fax: 919-420-2260	601 Pennsylvania Avenue, N.W. North Building, 11th Floor Washington, DC 20004-2601 202-756-3300 Fax: 202-756-3333

Paradyne Networks, Inc.

June 13, 2003

As to certain factual matters relevant to this opinion letter, we have relied upon certificates and statements of officers of the Company and certificates of public officials. Except to the extent expressly set forth herein, we have made no independent investigations with regard thereto, and, accordingly, we do not express any opinion as to matters that might have been disclosed by independent verification.

This opinion letter is provided to the Company and the Commission for their use solely in connection with the transactions contemplated by the Registration Statement and may not be used, circulated, quoted or otherwise relied upon by any other person or for any other purpose without our express written consent. The only opinion rendered by us consists of those matters set forth in the sixth paragraph hereof, and no opinion may be implied or inferred beyond those expressly stated.

Our opinion set forth below is limited to the General Corporation Law of the State of Delaware, and we do not express any opinion herein concerning any other laws.

Based on the foregoing, it is our opinion that the Shares to be purchased under the Plan are duly authorized and, when issued by the Company in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely,
ALSTON & BIRD LLP

By:	/S/ LAURA G. THATCHER
A Partner